Exhibit 99.1

MEDIA RELEASE

                Conference Call at 2:00 p.m. PT, April 28, 2005 - Advanced Power Technology will conduct a conference call at 2:00 p.m. PT, Thursday, April 28, 2005, webcast simultaneously for interested investors via the Company’s corporate web site at www.advancedpower.com.  The call can be accessed live by dialing 800-967-7141.  International callers please dial 719-457-2630.  The content of the call will remain available for replay on the Internet for 30 days.  In addition, a telephone replay of the conference call will be available for 30 days and can be accessed at 888-203-1112 and from international locations at 719-457-0820; pass code 2889204.

ADVANCED POWER TECHNOLOGY REPORTS

FIRST QUARTER 2005 RESULTS

                Bend, Oregon, April 28, 2005 — Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today reported financial results for the first quarter ended March 31, 2005.

For the first quarter of 2005, revenues were $14.1 million which was down 6.4 percent from $15.1 million for the first quarter of 2004, and down 11.8 percent from $16.0 million for the fourth quarter of 2004. The net loss for the first quarter of 2005 in accordance with generally accepted accounting principles (GAAP) was $6.3 million, or $(0.59) per share and included $4.9 million of in-process research and development charges related to the Company’s acquisition of PowerSicel, Inc. on January 7, 2005 and $363,000 in other charges primarily related to non-cash intangible asset amortization charges due to acquisitions.  This compares to a first quarter 2004 GAAP net income of $283,000 or $0.03 per diluted share and to a fourth quarter 2004 GAAP net income of $676,000 or $0.06 per diluted share.  On a GAAP basis, gross margin for the first quarter 2004 was 26.6 percent of revenue compared to 36.1 percent in the year-ago quarter and 36.1 percent in the prior quarter.

                Excluding non-cash purchase accounting charges related to acquisitions and certain previously announced restructuring charges, the pro forma net loss for the first quarter ended March 31, 2005 was $1.1 million or $(0.10) per share, compared to a pro forma net income of $769,000 or $0.07 per diluted share in the year-ago quarter and a pro forma net income of $1.2 million or $0.11 per diluted share in the fourth quarter of 2004.   Pro forma gross margin for the first quarter 2005 was 28.5 percent of revenue compared to 37.9 percent in the year-ago quarter and 37.8 percent in the prior quarter. Relative to prior expectation, the Company’s first quarter 2005 gross profit was negatively impacted by lower than planned wafer fabrication facility utilization and manufacturing yields as well as greater than anticipated product returns and reserve requirements for excess inventory.

Pro forma net income (loss) and pro forma gross margin, which differs from net income (loss) and gross margin in accordance with GAAP, excludes purchase accounting charges related to acquisitions and certain restructuring charges. A reconciliation of pro forma and GAAP net income (loss) is included with the attached financial statements.  The financial results that exclude certain charges are not in accordance with GAAP.  APT management uses these non-GAAP measures internally to evaluate the company’s performance and manage its operations, and believes that these measures provide useful information for understanding the operating results and comparing prior periods.

Patrick Sireta, Chief Executive Officer commented, “We experienced a significant upturn in orders and a strong positive operational cash flow in the first quarter of 2005 but there is no question that our profit performance, which I believe resulted primarily from the convergence of singular events, was a disappointment. It does not live up to the standard of operational performance which I believe we have demonstrated in prior up-market and down-market circumstances.”

“Our switching power business is where the gross profit shortfall occurred while our RF power business operated globally in line with expectation. Some of the issues we faced in our switching business, such as the greater than anticipated product returns, are not expected to re-occur. Most of the issues causing lower than planned manufacturing yields have already been addressed and resolved. Wafer fabrication facility utilization is improving after being impacted by the $1.3 million reduction in our switching power business inventory achieved in the first quarter of 2005. I am confident that the actions already taken as well as in progress are returning our switching power business to the level of operational consistency that it has historically achieved and that I expect.”

“On the positive side, during the first quarter of 2005 we received $17.8 million in customer orders compared to $11.2 million in the fourth quarter of 2004, a sequential increase of 59 percent.  Our book to bill ratio in the first quarter was 1.26 compared to 0.70 in the prior quarter and our backlog expanded to $21.2 million compared to $17.2 million at the end of the prior quarter. The order momentum is continuing to-date and we have added $1.4 million to our backlog during the first three weeks of the second quarter of 2005.”

“We continue to maintain strong control over our balance sheet. Although the reduced production levels we operated at during the first quarter negatively impacted our profitability, they contributed towards achieving an overall $1.2 million dollar reduction in our inventories from the prior quarter even as our revenues declined sequentially by $1.9 million.  We generated a positive operational cash flow of $1.2 million and have $12.5 million dollars of cash and marketable securities and no debt.  In addition, during the first quarter of 2005 we put in place a $10.0 million bank line of credit providing us with additional flexibility to pursue opportunities that may arise”, concluded Mr. Sireta.

Business Outlook

                The following statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.  These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after April 28, 2005.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

                Revenues for the second quarter ending June 30, 2005 are expected to be in the range of $14.3 million to $14.7 million, a sequential increase of approximately 1 to 4 percent over the prior quarter.

                At the anticipated revenue levels indicated above, gross margin for the second quarter 2005, exclusive of non-cash purchase accounting charges associated with acquisitions, is expected to be in the 32 to 34 percent range.

R&D expenses in the second quarter 2005 are expected to be approximately 8 to 9 percent of revenues and SG&A expenses are expected to be 25 to 26 percent of revenues. These R&D and SG&A expense estimates are exclusive of non-cash purchase accounting charges associated with acquisitions. Interest income in the second quarter 2005 is expected to be approximately $35,000.

Overall, the pro forma net earnings per share for the second quarter of 2005 are expected to be to be in the range of a $(0.03) loss per share to break-even.  The company expects to record approximately $30,000 tax expense in the second quarter of 2005 for certain state and local taxes. The Company’s effective tax rate deviates from the expected statutory tax rate because it has fully reserved for its net deferred tax assets. However, if at such time the Company is able to determine it is more likely than not that it will be able to utilize its net operating losses, the reserve against net deferred tax assets will be reversed.

About Advanced Power Technology

                With Operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania, Boulder, Colorado and Bordeaux France, APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. For additional information on Advanced Power Technology, visit its Web site at www.advancedpower.com.

Safe Harbor Statement

                Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements, including the metrics discussed under “Business Outlook” above, are subject to a number of uncertainties and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; the ability of the Company to integrate newly-acquired operations efficiently and to commercialize newly-acquired technology;  and other uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission including our Form 10-K filed on March 8, 2005.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028  Fax:  (541) 389-1241

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2005	2004	2004

Revenues, net	$14,132	$15,093	$16,023

Cost of goods sold	10,110	9,367	9,965
Amortization of technology rights and other charges	269	274	269
Total cost of goods sold	10,379	9,641	10,234

Gross profit	3,753	5,452	5,789

Operating expenses:
Research and development	1,167	887	1,231
Selling, general and administrative	3,959	4,110	3,758
Restructuring charges	45	206	199
In-process research and development charges	4,896	—	—
Total operating expenses	10,067	5,203	5,188

Income (loss) from operations	(6,314)	249	601

Other income (expense), net:
Interest, net	55	40	62
Other, net	(51)	(6)	38

Income (loss) before income taxes	(6,310)	283	701

Provision for income taxes	30	—	25

Net income (loss)	$(6,340)	$283	$676

Net income (loss) per share:
Basic	$(0.59)	$0.03	$0.06
Diluted	$(0.59)	$0.03	$0.06
Weighted average number of shares used in the computation of net income (loss) per share:
Basic	10,695	10,516	10,687
Diluted	10,695	11,171	11,115

SUPPLEMENTAL PRO FORMA DISCLOSURES *

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2005	2004	2004

Reported GAAP net income (loss)	$(6,340)	$283	$676
Purchase accounting adjustments related to acquisitions:
Cost of sales:
Intangible asset amortization	269	269	269
Deferred compensation amortization	—	5	—
Selling, general and administrative:
Intangible asset amortization	46	—	—
Deferred compensation amortization	10	6	—
In-process research and development charges	4,896
Restructuring charges	45	206	199
Expenses associated with the filing and subsequent withdrawal of our registration statement, included in Other, net	—	—	44
Tax effect of pro forma adjustments	(7)	—	(10)
Pro forma net income (loss)	$(1,081)	$769	$1,178

Pro forma net income (loss) per share:
Basic	$(0.10)	$0.07	$0.11
Diluted	$(0.10)	$0.07	$0.11
Weighted average number of shares used in the computation of pro forma net income (loss) per share:
Basic	10,695	10,516	10,687
Diluted	10,695	11,171	11,115

* Supplemental pro forma disclosures are not based on generally accepted accounting principles (GAAP), but are provided to explain the impact of certain significant items. In accordance with SEC regulation G, the

Company believes that this disclosure is useful to investors and creditors of the Company as it is a way to explain the impact of certain accounting charges included in the Company's operating results due to acquisitions, restructuring activities, valuation of deferred taxes and other charges.

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED BALANCE SHEETS

Unaudited)

(In thousands)

	Mar. 31, 2005	Dec. 31, 2004

Assets
Current assets:
Cash and cash equivalents	$1,442	$4,149
Short term investments in available-for-sale securities	10,099	11,675
Accounts receivable, net	8,633	10,044
Inventories, net	13,401	14,647
Prepaid and other current assets	2,211	2,196
Total current assets	35,786	42,711
Property and equipment, net	11,368	11,357
Long term investments in available-for-sale securities	1,000	1,000
Other assets	55	110
Intangible assets, net	7,753	7,734
Goodwill	15,570	15,570
Total assets	$71,532	$78,482

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,745	$4,143
Accrued expenses	2,517	2,193
Total current liabilities	5,262	6,336
Other long term liabilities	104	108
Total liabilities	5,366	6,444
Stockholders' equity:
Common stock	108	108
Additional paid in capital	89,739	89,138
Treasury stock	(1,761)	(1,761)
Deferred stock compensation	(56)	—
Accumulated other comprehensive income	468	545
Accumulated deficit	(22,332)	(15,992)
Total stockholders' equity	66,166	72,038
Total liabilities and stockholders' equity	$71,532	$78,482